                                                                     EXHIBIT 8.1


                                October 25, 2001


Lehman Brothers Inc.                        Standard & Poor's Ratings Services
39 West 13th Street, 3rd Floor              55 Water Street
New York, New York  10001                   New York, New York  10041

Banc One Capital Markets, Inc.              Moody's Investors Service, Inc.
1 Bank One Plaza, Mall Suite IL1-0596       99 Church Street
Chicago, Illinois  60670                    New York, New York  10007

Bear, Stearns & Co. Inc.                    Fitch, Inc.
245 Park Avenue, 5th Floor                  One State Street Plaza
New York, New York  10167                   32nd Floor
                                            New York, New York  10004
Deutsche Banc Alex. Brown Inc.
31 West 52nd Street                         U.S. Bank Trust National Association
New York, New York  10019                   180 East Fifth Street
                                            Saint Paul, Minnesota  55101
Merrill Lynch, Pierce, Fenner
   & Smith Incorporated
95 Greene Street, 4th Floor
Jersey City, New Jersey  07302-3815

         Re: Conseco Finance Corp./Conseco Finance Securitizations Corp. Certificates for Home Equity Loans, Series 2001-D

Gentlemen:

         We have acted as counsel for Conseco Finance Corp. ("Conseco") and Conseco Finance Securitizations Corp. ("CFSC") in connection with their execution of (a) a Pooling and Servicing Agreement, dated as of October 1, 2001 (the "Pooling and Servicing Agreement"), among Conseco, CFSC and U.S. Bank Trust National Association, as Trustee (the "Trustee"), and CFSC's establishment, pursuant thereto, of Conseco Finance Home Equity Loan Trust 2001-D (the "Trust") and (b) a Transfer Agreement, dated as of October 1, 2001, between Conseco and CFSC. All undefined capitalized terms used in this opinion have the meanings given them in the Pooling and Servicing Agreement.

         Pursuant to the Pooling and Servicing Agreement, CFSC will transfer to the Trust the Loans and certain related property and Conseco will act as Servicer of the Loans.

Lehman Brothers Inc.
Banc One Capital Markets, Inc.
Bear, Stearns & Co. Inc.
Deutsche Banc Alex. Brown Inc.
Merrill Lynch, Pierce, Fenner
   & Smith Incorporated
Standard & Poor's Ratings Services
Moody's Investors Service, Inc.
Fitch, Inc.
U.S. Bank Trust National Association
October 25, 2001
Page 2

         Conseco and CFSC have requested that we provide to you our opinion whether the Master REMIC, Intermediate REMIC and Subsidiary REMIC created pursuant to the Pooling and Servicing Agreement will each be treated as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), under certain Treasury Regulations concerning REMICs promulgated by the Treasury Department on December 23, 1992 (the "REMIC Regulations"), and under Minnesota law.

         In rendering our opinion, we have examined the Pooling and Servicing Agreement and such additional related documents, and we have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion expressed herein.

         Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that CFSC and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a REMIC is made for each of the Master REMIC, Intermediate REMIC and Subsidiary REMIC in accordance with the Pooling and Servicing Agreement and the Code, and that the certificates representing interests in the Trust will be issued as described in the Prospectus Supplement relating to the Certificates.

         Based upon the foregoing, as of the date hereof it is our opinion that:

         1. The Master REMIC, Intermediate REMIC and Subsidiary REMIC will each qualify as a REMIC under the Code and under the REMIC Regulations. The Certificates (other than the Class P Certificate) will evidence ownership of the "regular interests" in the Master REMIC. The Uncertificated Intermediate Interests represent the "regular interests" in the Intermediate REMIC. The Uncertificated Subsidiary Interests represent the "regular interests" in the Subsidiary REMIC. The Class R Certificate will evidence the sole class of "residual interests" in the Master REMIC, Intermediate REMIC and Subsidiary REMIC, respectively.

Lehman Brothers Inc.
Banc One Capital Markets, Inc.
Bear, Stearns & Co. Inc.
Deutsche Banc Alex. Brown Inc.
Merrill Lynch, Pierce, Fenner
   & Smith Incorporated
Standard & Poor's Ratings Services
Moody's Investors Service, Inc.
Fitch, Inc.
U.S. Bank Trust National Association
October 25, 2001
Page 3

         2. For Minnesota income and franchise tax purposes, the Trust (excluding the Pre-Funding Account, Yield Maintenance Reserve Funds and Basis Risk Reserve Fund will not be subject to tax and the income of the Trust will be taxable to the holders of interests therein, all in accordance with the provisions of the Code concerning REMICs as amended through June 15, 2001.

         3. Ownership of a Certificate will not be a factor in determining whether the owner is subject to Minnesota income or franchise taxes. Therefore, if the owner of a Certificate is not otherwise subject to Minnesota income or franchise taxes in the State of Minnesota, such owner will not become subject to such Minnesota taxes solely by virtue of owning a Certificate.

         We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Minnesota. This opinion is being delivered to you at the request of Conseco and CFSC only for your use. It may not be circulated or republished to or relied upon by any other person without our prior written consent.

                                       Very truly yours,